Exhibit 10.5

NON-EMPLOYEE DIRECTOR AGREEMENT

This Non-Employee Director Agreement is made effective as of [ ] (the “Agreement”), between Net 1 UEPS Technologies, Inc., a Florida corporation (the “Company”), and [ ] (“Director”).

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the “Board”); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Service as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on one or more committees of the Board (each a “Committee”) and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. The Company currently intends to hold at least one regular meeting of the Board and each Committee each quarter, together with additional meetings of the Board and Committees as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company, Director agrees that he will act in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he reasonably believes to be in the best interests of the Company. Director agrees to abide by the policies and procedures of the Company, including the Company’s insider trading policy.

2.     Compensation and Expenses.

(a)     Board Compensation. For the services provided to the Company as a director, the Director will be entitled to compensation as determined by the Board from time to time.

(b)     Expenses. The Company will reimburse Director in accordance with the non-employee director expense policy attached hereto as Exhibit A.

(c)     Other Benefits. The Board (or its designated Committee) may from time to time authorize additional compensation and benefits for Director, including additional compensation for service as chairman of a Committee and awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company, including, without limitation, the Company’s Amended and Restated 2015 Stock Incentive Plan or any other plan that may later be established by the Company.

3.     Director and Officer Liability Insurance. The Company shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers. At a minimum, such coverage shall consist of an aggregate of at least $35,000,000, comprised of $20,000,000 in traditional A/B/C coverage and $15,000,000 in Side-A excess difference-in-conditions coverage with a retention of $350,000. The Company shall maintain such insurance coverage for Director for at least six years after such time that Director ceases to be a member of the Board.

4.     Limitation of Liability; Right to Indemnification. Director shall be entitled to indemnification by the Company under the terms of an indemnification agreement, attached hereto as Exhibit B (the “Indemnification Agreement”).

5.     Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

6.     Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.     Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

8.     Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

9.     Entire Agreement. This Agreement and the Indemnification Agreement constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

10.     Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. A signed copy of this Agreement transmitted by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

Net 1 UEPS Technologies, Inc.

By:
Name:	[ ]
Title:	[ ]

[ ]

Exhibit A

Expense Policy

NET 1 UEPS TECHNOLOGIES, INC. (“Net1”)
NON-EMPLOYEE DIRECTOR (“NED”) EXPENSE POLICY

When travelling on Net1 business, NEDs of Net1 will be entitled to be reimbursed for all expenses necessarily incurred specifically:

•	First or business class air travel (at the election of the director).

•	Single room hotel accommodation and reasonable extras (three to five star at the election of the NED).

•	Meals and reasonable incidental expenditure.

•	Other travel costs (car hire, trains, taxis, etc).

The above policy applies to NEDs for a maximum of three nights per single day board meeting with or without a board dinner the night before or after, and four nights if there are two days of meetings.

A summary schedule of expenditure by each NED will be tabled annually in August for review by the Nominating and Corporate Governance Committee.

Approved
May 3rd, 2017

A-1

Exhibit B

Indemnification Agreement

(see attached)